Exhibit 99.01

Source: IGN Entertainment, Inc.

IGN Reports Second Quarter Results

Q2 Revenue Up 44 Percent Year-Over-Year

San Francisco, CA, August 7, 2003 – IGN Entertainment (Nasdaq: IGNX) – home to IGN.com®, the web’s largest information and entertainment destination for video gamers – today announced its second quarter 2003 results. For the quarter ended June 30, 2003, IGN reported revenue of $3.7 million, representing a 10 percent increase from $3.4 million in the prior quarter and a 44 percent increase from $2.6 million for the same period a year ago.

Net Loss

In the second quarter of 2003, the company reported a net loss of $883,000, or $0.39 per share. This compares to a net loss of $562,000, or $0.26 per share, for the prior quarter, and a net loss of $1.3 million, or $0.71 per share, for the year ago quarter. The net loss in the second quarter of 2003 included $206,000 of depreciation expense and $384,000 of expenses associated with IGN’s pending going-private transaction. Net loss in the prior quarter and the year ago quarter included $175,000 and $343,000 of depreciation expense, respectively.

About IGN Entertainment

IGN Entertainment (Nasdaq: IGNX), through its IGN.com® network, is the Internet’s leading information and entertainment destination for teen and young adult gamers. IGN serves its audience by providing both free and subscription-based content, services and gameplay. IGN’s award winning content – two Webby People’s Voice Awards and two Wired Magazine’s Readers Raves Awards – attracts more than eight million unique visitors a month, including over 5.8 million registered users and 80,000 paying subscribers. IGN offers its business customers a full spectrum of integrated marketing solutions to reach this large web-centric audience. These products include fixed placement and impression-based advertising, sponsorships, permission marketing, custom publishing, e-commerce, direct e-mail marketing and content licensing. The company is headquartered in San Francisco, with sales offices in New York and Los Angeles. For more information, please visit http://www.ign.com.

Use of Non-GAAP Information in Financial Tables

To supplement our financial statements presented in accordance with GAAP, IGN uses non-GAAP measures of operating results, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. Accordingly, we believe this information is useful for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

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Financial Tables Follow

IGN Entertainment, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ending June 30,		Six Months Ending June 30,
	2003	2002	2003	2002
Revenue	$3,679	$2,563	$7,033	$4,884
Cost of revenue	411	372	688	774

Gross profit	3,268	2,191	6,345	4,110
Operating expenses:
Production and content	880	889	1,661	1,950
Engineering and development	628	725	1,270	2,028
Sales and marketing	1,785	1,294	3,422	2,656
General and administrative	480	625	1,064	1,180
Stock-based compensation	—	—	—	41
Restructuring and asset impairment charges	—	—	—	5,032
Gain on sale of assets	—	—	—	(1,114)
Going-private transaction costs	384	—	384	—

Total operating expenses	4,157	3,533	7,801	11,773

Loss from operations	(889)	(1,342)	(1,456)	(7,663)
Interest and other income (expense), net	6	25	11	53
Net loss	$(883)	$(1,317)	$(1,445)	$(7,610)

Net loss per share—basic and diluted	$(0.39)	$(0.71)	$(0.65)	$(4.22)

Weighted average shares outstanding	2,260	1,849	2,227	1,803

Net Loss Before Significant Non-Cash items, Restructuring

Charges, Gain on Sale of Assets and Going-Private Transaction Costs

(in thousands, except per share amounts)

	Three Months Ending June 30,		Six Months Ending June 30,
	2003	2002	2003	2002
Net loss	$(883)	$(1,317)	$(1,445)	$(7,610)
Significant non-cash items, restructuring charges, gain on sale of assets and going-private transaction costs
Stock-based compensation	—	—	—	41
Depreciation	206	343	381	1,242
Restructuring and asset impairment charges	—	—	—	5,032
Gain on sale of assets	—	—	—	(1,114)
Going-private transaction costs	384	—	384	—

Net loss before significant non-cash items, restructuring charges, gain on sale of assets and going-private transaction costs	$(293)	$(974)	$(680)	$(2,409)

Non-GAAP loss per share before significant non-cash items, restructuring charges, gain on sale of assets and going-private transaction costs - basic and diluted	$(0.13)	$(0.53)	$(0.31)	$(1.34)

IGN Entertainment, Inc.

Condensed Balance Sheets (unaudited)

(in thousands)

	June 30, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$2,404	$3,407
Accounts receivable, net	2,332	2,929
Prepaid expenses and other current assets	481	531

Total current assets	5,217	6,867
Restricted cash	794	781
Goodwill, net	1,949	1,949
Fixed assets, net	1,083	917
Other assets	91	84

Total assets	$9,134	$10,598

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,526	$2,846
Deferred revenue	1,269	1,071
Current accrued restructuring charges	243	236

Total current liabilities	4,038	4,153
Accrued restructuring charges, less current portion	1,191	1,315
Deferred rent	310	399
Stockholders’ equity:
Common stock	2	2
Treasury stock	(1,176)	(1,176)
Additional paid-in capital	152,395	152,086
Accumulated deficit	(147,626)	(146,181)

Total stockholders’ equity	3,595	4,731

Total liabilities and stockholders’ equity	$9,134	$10,598